Exhibit 10.5

April 15, 2011

Stephen W. Ryan

9542 28th Bay Street

Norfolk, VA 23518

Dear Steve,

On behalf of Online Resources Corporation, I am pleased to offer you the position of Executive Vice President, Service Delivery, reporting to Joe Cowan, President and Chief Executive Officer, effective on or about May 1, 2011. Outlined below are the details of our offer.

Salary: Your base compensation will be $240,000.00 per annum, paid semi-monthly at $10,000.00, less applicable deductions.

Bonus/Incentive Programs: You will be eligible to participate in the company’s bonus plan in 2011. Your targeted payout for your level is 50% of salary for a total target bonus of $120,000. The actual payout will depend on the company’s performance, and will be pro-rated based on time in position.

In addition to the bonus plan, you will be eligible to participate in Online Resources’ Long Term Incentive (LTI) Program beginning in 2012. For 2011, you will be eligible for a New Hire Inducement Grant of $240,000. This grant is comprised of the following: $120,000 in Restricted Stock Units which will vest in equal amounts on the first and second anniversaries of the grant date. The remaining $120,000 will be granted in a combination of Restricted Stock Units and Incentive Stock Options which will vest equally over a four year period. Additional details, including vesting upon change of control, will be outlined in plan documents and communicated at the time of the grant.

Severance Plan: As a valued member of the senior management team, you will be considered a “Named A Level Executive” for eligibility and determination of separation benefits as defined in our Company’s Severance Pay Policy, dated May 6, 2009.

Benefits: As a full-time employee you will be entitled to the benefits offered by Online Resources. You will receive more information on these benefits in your offer packet. Soon after you begin employment, you will be invited to attend our Benefits Orientation program where you will learn more about our various benefit and recognition programs.

Other Employment: As part of your entrance to the Company, it is understood and accepted by the Company that you will perform transition duties for your current employer, not to exceed ninety days from your start date. In the course of this transition work, you will make reasonable efforts to minimize the impact to Online Resources.

Employment Conditions: This offer is contingent upon successful completion of a background investigation and drug test. As a further condition of your employment, you must certify to us that you do not have a continuing legal obligation to your previous employer, including an agreement relating to non-competition. If you have such an agreement, please present it to our Human Resources Department

Additionally, you should understand that your employment with our company is “at will”, which means that either you or the Company may terminate the relationship at any time with or without cause and with or without notice.

To accept this employment offer, please sign and date this letter in the space marked below and return by fax to me at fax number 703-653-3107 at your earliest possible convenience. If your acceptance is not received within seven calendar days after the date of this letter, this employment offer is withdrawn.

We look forward to your acceptance of this offer and to working with you in the future.

If you have any questions, please don’t hesitate to contact me at 703-653-2291.

Sincerely,

Sheri Mullin, SPHR
Vice President, Human Resources & Training

Offer Accepted:

Signature:

Date:	4-19-2011